                                                                    EXHIBIT 10.3


August 31, 2000


                                LETTER AGREEMENT

Rayoiner Inc., a North Carolina, USA, company ("Rayonier"), and Closed Joint-Stock Company "Forest-Starma", a Russian closed joint-stock company ("Starma"), have entered into Log Sales Contract # 09-01-00 DATED AUGUST 31, 2000 (the "Contract"). This Letter Agreement is intended to supplement the Contract and to the extent any provision of this Letter Agreement is inconsistent with the provisions of the Contract this Letter Agreement shall be controlling and is intended as an amendment to the Contract.

Capitalized terms used in this Letter Agreement shall have the same meaning set forth in the Contract unless otherwise modified or amended in this Letter Agreement.

It is the intent of the parties that under all of these agreements Rayonier is acting as a sales agent for Starma.

A)  PRICE CALCULATION

The parties agree that the FOB vessel Siziman Bay price, as specified in Paragraph 3 of the Contract, for every log shipment shall be determined as follows:

     CFR Japan (Korea or China) market sales price in effect at the time of shipment shall be reduced:

1. by actual freight rate to deliver logs from Siziman Bay, Russian Federation, to Japanese, Korean or Chinese port;

2. by Rayonier's commission for marketing, ship chartering, accounting and administration determined as follows:

     2.1 (CFR price less actual freight) x 4.4% until the total cumulative commission earned by Rayonier under the Contract and contract # 00-01-07 reaches $590,000;

     2.2 (CFR price less actual freight) x 1.0% after the total cumulative commission earned by Rayonier under the Contract and contract # 00-01-07 reaches $590,000.

3.   by a Reconciliation Adjustment as determined in Paragraph E.

B)  INTEREST

Rayonier shall charge Starma interest at a rate of 10% per annum on the daily actual outstanding out-of-pocket cash costs balance for freight payments and final payments made to Starma for log sales from the time such payments are made until Rayonier receives the sales proceeds from the customer. Starma shall have the right at any time to request that Rayonier delay making final payments for log sales to Starma after the proceeds are collected. The amount of such delayed payments being held by Rayonier at any time shall be subtracted from the daily actual out-of-pocket cash costs balance for the purpose of making the interest calculation. No interest shall be payable to Starma for holding the collected proceeds in excess of the out-of-pocket expenses.

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C)  BANK FEES & INSURANCE

Rayonier shall charge to Starma and Starma shall pay to Rayonier the actual cost of bank fees to be incurred on letter-of-credit and wire transfer collections; as well as the actual cost of the charterer's liability insurance to be obtained by Rayonier for every shipment.

D)  CLAIMS

If the amount of any claim settlement is not paid by Seller as provided in
Section 10 of the Contract, Rayonier shall charge such amount to Starma under paragraph E below.

E)  RECONCILIATION ADJUSTMENT

Rayonier shall reconcile actual costs referred to in paragraphs B, C and D and determine a "Reconciliation Adjustment" rate per M3. The reconciliation shall take place monthly for shipments made during a preceding month. The reconciliation adjustment rate per M3 shall be deducted from the sales price for a shipment during the month of the reconciliation. The Reconciliation Adjustment for the last month or the Contract shall include estimated interest and charges for that month as well as reconciled amounts for the previous month.

Rayonier shall provide back-up documentation for all reconciliations.

F)  STARMA EXPENSES

Rayonier shall not make any out-of-pocket expenditures on behalf of Starma.

G)  CREDIT RISK

Starma and Rayonier understand that all logs purchased by Rayonier under the Contract (the "Logs") will be resold by Rayonier to customers in Japan, Korea and China (the "Customers"). The parties agree that Starma will assume the credit risk for all such resales of Logs, subject to the following conditions:

     1) Rayonier is authorized to enter into contracts for the resale of Logs to the Customers and on the credit terms set forth in Attachment 1 hereto.

     2) Rayonier shall not be authorized to enter into contracts for the resale of Logs to any Customer that is not listed in Attachment 1 or on credit terms other than those described in Attachment 1 without Starma's prior written approval. Rayonier shall exercise reasonable commercial efforts to provide Starma with sufficient notice of any new Customers so as not to delay any shipment of Logs.

     Notwithstanding any contrary provision in the Contract, Rayonier shall not be obligated to pay Starma for logs delivered to it until Rayonier receives payment from Customers In the event Rayonier resells Logs to Customers on credit terms set forth in Attachment 1, but such Customer or Customers fail to pay for the Logs, Rayonier shall have the right to withhold payment for those Logs. The parties agree that in the event such withholding of payments creates issues for Starma under Russian law, Starma shall be responsible for resolving those issues. Starma hereby waives and releases any claim it may have against Rayonier to seek recovery of such withholdings unless and until Rayonier receives payment from the Customer and agrees not

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to bring any claim for recovery of such withholdings in any Russian court or arbitration proceeding.

By signing below, the parties agree to the above provisions.

RAYONIER INC.                        JSC "Forest Starma"



  /s/ ROBERT J. CARTANO               /s/ DAVID DAGGETT
--------------------------           ---------------------------------
Robert J. Cartano                    David Daggett
Director, Operations,                General Director
International Forest Products



                                      /s/ V. A. LIMARENKO
                                     ---------------------------------
                                     V. A. Limarenko
                                     First Deputy General Director

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Attachment 1

       Country           Customer                          Terms                      Limit
     -----------   ---------------------    ---------------------------------    -------------------

     Japan         Marubeni                 Net 10 days                          $ 1,000,000
                   Mitsubishi               Net 10 days                          $ 2,000,000
                   Nichimen                 Net 10 days                          $ 2,000,000
                   Nissho Iwai              Net 10 days                          $ 2,000,000
                   Tosa Lumber              at sight L/C                         N/A
                   Yuasa Trading            Net 10 days                          $ 500,000

     Korea         Wood Resources           Cash Advance or at sight L/C         N/A
                   All other customers      at sight L/C                         N/A

     China         All customers            at sight L/C                         N/A


       Country         Approved Banks
     -----------   ---------------------


     Korea         Cho Hung Bank
                   Hanvit Bank (former Commercial Bank of Korea)
                   Kookmin Bank
                   Korea Exchange Bank
                         Shinhan Bank



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